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                                   EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


     The Registrant, Champion Industries, Inc., a West Virginia corporation, does business under the trade name "Chapman Printing Company". Its wholly owned subsidiaries are:

1.   The Chapman Printing Company, Inc., a West Virginia corporation.

2. Stationers, Inc., a West Virginia corporation (doing business in Ohio as "Garrison Brewer").

3.   Bourque Printing, Inc., a Louisiana corporation.

4.   Dallas Printing Company, Inc., a Mississippi corporation.

5.   Carolina Cut Sheets, Inc., a West Virginia corporation.

6.   U.S. Tag & Ticket Company, Inc., a Maryland corporation.

7.   Donihe Graphics, Inc., a Tennessee corporation.

8.   Smith & Butterfield Co., Inc., an Indiana corporation.

9.   The Merten Company, an Ohio corporation.

10.  Interform Corporation, a Pennsylvania corporation.